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                                                                      EXHIBIT 23

                                PROMISSORY NOTE
                                ---------------

$11,666.80                                                      January 31, 1995

          For value received, David Tulkop ("Maker") promises to pay to the order of The Coinmach Corporation, a Delaware corporation (the "Company"), at its offices in Roslyn, New York, or such other place as designated in writing by the holder hereof, the aggregate principal sum of $11,666.80. Maker will pay the aggregate principal sum in four equal payments of $2,916.70 on each of the first four anniversary dates of the date hereof and, on each such date, Maker will pay interest accrued through such date at the rate specified below. This Note was issued pursuant to and is subject to the terms of the Executive Stock Agreement, dated as of January 31, 1995, between the Company and Maker.

          Interest will accrue on the outstanding principal amount of this Note at a rate equal to the lesser of (i) 8% per annum or (ii) the highest rate permitted by applicable law, and shall be payable at such time as the principal of this Note becomes due and payable.

          The amounts due under this Note are secured by a pledge of 500 shares of the Company's Class B Common Stock.

          In the event Maker fails to pay any amounts due hereunder when due, Maker shall pay to the holder hereof, in addition to such amounts due, all costs of collection, including reasonable attorneys fees.

          Maker, or his successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of Maker hereunder.
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          This Note shall be governed by the internal laws, not the laws of conflicts, of the State of New York.

                                 /s/ DAVID TULKOP
                                 -----------------------------
                                 David Tulkop